EXHIBIT NO. 99. Press release of Alcan Inc., dated May 10, 2005.

Press Release

FOR IMMEDIATE RELEASE

ALCAN FILES FIRST QUARTER 2005 FINANCIAL STATEMENTS

Montreal, Canada - May 10, 2005 - Alcan Inc. (NYSE, TSX: AL) announced today that it filed its financial statements for the first quarter of 2005 on Form 10-Q with securities regulators in Canada and the United States. The 10-Q contains complete quarterly financial statements including notes and management's discussion and analysis of financial condition and results of operations.

For the first quarter, Alcan reported income from continuing operations of US$0.56 per common share, up US$0.20 per share or 56% year over year.  Operating earnings, which exclude foreign currency balance sheet translation effects and Other Specified Items, were US$0.60 per share, up US$0.09 cents per share or 18% year over year.

The Company corrected ingot product realization figures for 2004 that were previously reported in its earnings release of 9 May. The correct figures are US$1,790 per tonne for the first quarter of 2004 and US$2,021 per tonne for the fourth quarter of 2004.  Alcan's ingot product realizations reflect market prices for aluminum on the London Metal Exchange, as well as product and local market premia. Beginning in 2005, Alcan's ingot product realizations reflect volumes sold to Novelis Inc. that were previously classified as inter-company sales and therefore are not reflected in the realization figures for past periods.

The Form 10-Q and historical quarterly data will be available in the investor section of the Company's website.

Alcan is a multinational, market-driven company and a global leader in aluminum and packaging, as well as aluminum recycling. With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, aerospace applications, bauxite mining and alumina processing, today's Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service. Alcan employs 70,000 people and has operating facilities in 55 countries and regions.

Media Contact: Anik Michaud Tel.: +1-514-848-8151 media.relations@alcan.com	Investor Contact: Corey Copeland Tel.: +1-514-848-8368 investor.relations@alcan.com